UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2015

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

(870) 541-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           The Board of Directors of the Company, upon recommendation of the Compensation Committee adopted the Simmons First National Corporation 2015 Incentive Plan on April 24, 2015 and directed that the Plan be submitted to the Company's shareholders for approval at its next annual shareholders' meeting to be held on June 18, 2015. The Plan provides for the grant of stock options, non-qualified stock options, stock appreciation rights ("SARs") restricted stock, restricted stock units, performance shares, other stock based awards, dividend equivalents and cash    The Company has allocated 1,000,000 shares of Class A Common Stock to the Plan. The Plan allows shares which are the subject to terminated or expired options or SARs to again become available for grant. In administering the plan, the Compensation Committee, is granted discretion to: (i) designate participants from among any current employee, officer, director, independent contractor, consultant, or advisor of the Company,  any of the Company’s present or future parent or subsidiary corporations, or any other business venture (including, without limitation, a joint venture or limited liability company) in which the Company has a controlling interest and (ii) determine the nature and amount of the awards to the participants. A copy of the plan is included as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1	Simmons First National Corporation 2015 Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

Date: April 28, 2015	/s/ Robert A. Fehlman
Robert A. Fehlman, Senior Executive Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Exhibit
10.1	Simmons First National Corporation 2015 Incentive Plan